Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2023 (except for the effects of changes in discontinued operations, as discussed in Note 19, as to which the date is September 26, 2023), with respect to the consolidated financial statements included in the Annual Report of RumbleOn, Inc. on Form 10-K for the year ended December 31, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

August 30, 2024